Exhibit 99.1

HORIZON OFFSHORE ANNOUNCES SETTLEMENT OF CLAIMS AGAINST
WILLIAMS OIL GATHERING

     HOUSTON—(July 7, 2005)—Horizon Offshore, Inc. (OTCBB: HOFF) announced today that it has settled all claims related to the suit it filed against Williams Oil Gathering LLC for breach of contract and wrongful withholding of amounts due to Horizon for services provided on a pipeline project in 2003. Under the terms of the settlement, Williams will pay Horizon $4.8 million for all claims related to the suit and for the settlement of Williams’ portion of the insurance deductibles for Builder’s Risk insurance claims under the contract. Horizon previously reported that its best estimate of the amount recoverable in connection with the lawsuit and the carrying amount reflected in its financial statements was $5.5 million for the breach of contract claim and $1.0 million for the Builder’s Risk insurance claims. In conjunction with this settlement, Horizon also reached agreement with a subcontractor performing non-destructive testing services on the project to reduce the amounts owed to it by $0.3 million. The Company will reflect the net $(1.4) million loss, as a result of this settlement, as of the second quarter ended June 30, 2005. Horizon will use $3.8 million of the settlement proceeds to repay a portion of the outstanding amount under its $30 million senior secured term loan. The remaining $1.0 million of proceeds will be used for working capital and other general corporate purposes.

     “We are pleased to have settled these claims, and we look forward to resuming a mutually beneficial relationship with Williams,” said David W. Sharp, Horizon’s President and Chief Executive Officer. “The inability to collect these amounts for work performed in 2003 impacted our liquidity, and we will reduce the additional debt we incurred with the settlement proceeds.”

     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel (713) 243-2753 Horizon Offshore, Inc.